Exhibit 3.12

                         THE CHARLES SCHWAB CORPORATION
                                January 30, 2003


                              Amendments to Bylaws

     RESOLVED, that the Board of Directors of The Charles Schwab Corporation (the "Corporation") has determined that it is advisable and in the best interest of the Corporation to amend the Second Restated Bylaws of the Corporation (the "Bylaws") as follows:

          1. By revising the first sentence of Section 4.01 of the Bylaws to read in full as follows:

     Section 4.01. Number. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer.

          2. By revising Section 4.06 of the Bylaws to read in full as follows:

     Section 4.06. Chairman of the Board. The Chairman of the Board shall be an officer of the Corporation, subject to the control of the Board, and shall report directly to the Board. The Chairman of the Board shall play an active role in helping to build and lead the Corporation, working closely with the Chief Executive Officer to set the Corporation's strategy, and shall be the co-spokesman for the Corporation along with the Chief Executive Officer. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board and shall have such other powers and duties as may be prescribed by the Board or by applicable law.

          3. By revising Section 4.07 of the Bylaws to read in full as follows:

     Section 4.07. Chief Executive Officer. The Chief Executive Officer shall be an officer of the Corporation and shall have general supervision and direction over the business and affairs of the Corporation, subject to the control of the Board and the provisions of Section 4.06 of

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     this  Article  IV,  and  shall  report  directly  to the  Board.  The Chief
     Executive Officer shall see that all orders and resolutions of the Board are carried into effect; shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders and of the Board; and in general shall exercise all powers and perform all duties as may from time to time be assigned to the Chief Executive Officer by the Board or as may be prescribed in these Bylaws.

          4. By changing the following Section numbering of the Bylaws as follows: current Section 4.08 (The Vice Presidents) shall be Section 4.09; current Section 4.09 (The Secretary and Assistant Secretary) shall be
     Section 4.10; current Section 4.10 (The Treasurer) shall be Section 4.11; and current Section 4.11 (The Assistant Treasurer) shall be Section 4.12.

          5. By adding a new Section 4.08 to the Bylaws to read in full as follows:

     Section 4.08. The President. The President shall perform such senior duties in connection with the operations of the Corporation as the Chief Executive Officer of the Corporation, or, if the President and the Chief Executive Officer are the same person, the Board, shall from time to time determine. The President shall report directly to the Chief Executive Officer unless the President and the Chief Executive Officer are the same person, in which case the President shall report directly to the Board. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

          6. By changing all references from "President" to "Chief Executive Officer" in Section 3.10 and in newly-renumbered Sections 4.10 and 4.11 of the Bylaws.

          7. By changing all references from "President" to "Chief Executive Officer or President" in Sections 5.02, 6.01 and 8.05 of the Bylaws.

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     RESOLVED FURTHER,  that these amendments to the Corporation's  Bylaws shall become effective on May 9, 2003, the date of the Corporation's 2003 annual meeting of stockholders; and

     RESOLVED FURTHER, that upon the effective date of such amendments, the Corporation's Bylaws shall be restated, in such form as the Corporate Secretary or any Assistant Corporate Secretary of the Corporation deems necessary or appropriate to integrate such amendments into the Bylaws; and

     RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed to execute and file any and all agreements, certificates and other instruments and documents, and to do any and all things which they may deem necessary and appropriate, to effectuate the purposes of these resolutions.

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